Exhibit 99.1
_______________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS SECOND QUARTER EARNINGS

PROVIDES SECOND HALF AND FISCAL 2025 GUIDANCE

Dublin, California, August 21, 2025 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended August 2, 2025 of $1.56 on net income of $508 million. Included in this year’s second quarter earnings is an approximate $0.11 per share negative impact from tariff-related costs. These results compare to earnings per share of $1.59 on net income of $527 million for the 13 weeks ended August 3, 2024. Total sales for the 2025 second quarter increased 5% to $5.5 billion, up from $5.3 billion for the same period in 2024, with comparable store sales up 2% versus last year.

For the six months ended August 2, 2025, earnings per share were $3.03 on net income of $987 million. These results compare to earnings per share of $3.05 on net earnings of $1.0 billion in the first half of 2024. Sales for the first six months of 2025 grew to $10.5 billion, up from $10.1 billion in the prior year. Comparable store sales for the first half of 2025 were up 1%.

Jim Conroy, Chief Executive Officer, commented, “We are encouraged by the sequential improvement in sales trends relative to the first quarter. During the second quarter, sales in May were strong and softened in June, before rebounding sharply in July. We were pleased to see the improved trend at the end of the quarter, particularly with the early sales performance related to the back-to-school selling season. We ended the period with second quarter sales in line with our expectations, while earnings modestly exceeded the high end of our guidance range, mainly due to lower-than-expected tariff-related costs. Operating margin for the quarter decreased 95 basis points to 11.5% compared to the prior year, primarily reflecting tariff-related costs.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Update on Shareholder Payouts

During the second quarter of fiscal 2025, a total of 1.9 million shares of common stock were repurchased for an aggregate price of $262 million under the Company’s two-year $2.1 billion authorization approved by its Board of Directors in March 2024. The Company remains on track to buy back a total of $1.05 billion in common stock during fiscal 2025 and complete the program as planned.

Fiscal 2025 Guidance

Looking ahead, Mr. Conroy commented, “We are encouraged by the tone of the business in the second quarter and feel we are well positioned as we begin the third quarter. However, given the uncertainty associated with the macroeconomic environment, we will maintain a somewhat cautious approach to planning our business for the balance of the year.”

Mr. Conroy continued, “For both the third and fourth quarters, we are planning comparable store sales growth of up 2% to 3%. If the second half of 2025 performs in line with these sales projections, earnings per share for the third quarter are projected to be $1.31 to $1.37 versus $1.48 last year, and $1.74 to $1.81 for the fourth quarter compared to $1.79 in 2024. These guidance ranges include an approximate $0.07 to $0.08 and $0.04 to $0.06 per share cost impact from the announced tariffs for the third and fourth quarters, respectively.”

Mr. Conroy added, “Based on our first half results and second half guidance, earnings per share for the 52 weeks ending January 31, 2026 are now planned to be in the range of $6.08 to $6.21 versus $6.32 last year. For fiscal 2025, we anticipate approximately $0.22 to $0.25 per share impact from announced trade policies. As a reminder, last year’s fourth quarter and full year’s results included a one-time benefit to earnings, equivalent to approximately $0.14 per share, related to the sale of a packaway facility.”

Mr. Conroy concluded, “We expect the current uncertainty in the macro and geopolitical environments to persist through the remainder of the year. In addition, we anticipate pricing across retail will move higher as we progress through the year, which will lead consumers to seek more value this Fall season. As a result, we remain intensely focused on delivering high-quality, branded merchandise at compelling price points to reinforce our value proposition and strengthen our competitive position to capture market share.”

The Company will host a conference call on Thursday, August 21, 2025 at 4:15 p.m. Eastern time to provide additional details concerning its second quarter results and management’s outlook for the second half and fiscal year 2025. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 201-612-7415, PIN #13755212 until 8:00 p.m. Eastern time on August 28, 2025, as well as on the Company’s website.

Forward-Looking Statements: This press release and the related conference call remarks contain forward-looking statements regarding, without limitation, projected sales, costs, and earnings, planned new store growth, capital expenditures, and other matters. These forward-looking statements reflect our then-current beliefs, plans, and estimates with respect to future events and our projected financial performance and operations, and they are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, risk from changes in U.S. tax, tariff, or trade policy regarding apparel, shoes, and home-related merchandise produced in China and other countries could significantly and adversely affect our business (while we directly import only a small portion of our merchandise, more than half of the goods we sell originate from China); Elevated tariff levels on goods imported into the United States from China and other countries may disrupt our merchandise purchasing patterns, increase our costs, and put pressure on our margins and profitability; uncertainties arising from the macroeconomic environment, including inflation and the price of necessities, high interest rates, housing costs, energy and fuel costs, financial and credit market conditions, recession concerns, geopolitical conditions, government policies and enforcement practices with respect to immigration, and public health and public safety issues may affect consumer confidence, consumer disposable income, and shopping behavior, as well as our costs; unexpected changes in the level of consumer spending on, or preferences for, apparel and home-related merchandise could adversely affect us; competitive pressures in the apparel and home-related merchandise retailing industry; our need to effectively manage our inventories, markdowns, and inventory shortage in order to achieve our planned gross margins; risks associated with importing and selling merchandise produced in China and other countries, including risks from supply chain disruption, shipping delays, and higher than expected ocean freight costs; unseasonable weather or extreme temperatures that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise; our dependence on the market availability, quantity, and quality of attractive brand name merchandise at desirable discounts, and on the ability of our buyers to anticipate consumer preferences and to purchase merchandise to enable us to offer customers a wide assortment of merchandise at competitive prices; information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could disrupt our operations, and result in theft or unauthorized disclosure of confidential and valuable business information, such as customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; disruptions in our supply chain or in our information systems, including from ransomware or other cyber-attacks could impact our ability to process sales and to deliver product to our stores in a timely and cost-effective manner; our need to obtain acceptable new store sites with favorable consumer demographics to achieve our planned store openings; our need to expand in existing markets and enter new geographic markets in order to achieve planned growth and market penetration; consumer problems or legal issues involving the quality, safety, or authenticity of products we sell could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters, or the adoption of new federal or state tax legislation that increases tax rates or adds new taxes could increase our costs; damage to our corporate reputation or brands could adversely affect our sales and operating results; our need to continually attract, train, and retain associates with the retail talent necessary to execute our off-price retail strategies; our need to effectively advertise and market our business; possible volatility in our revenues and earnings; a public health or public safety crisis, or a natural or man-made disaster in California or another region where we have a concentration of stores, offices, or a distribution center could harm our business; our need to maintain sufficient liquidity to support our continuing operations and our new store openings. Other risk factors are set forth in our SEC filings including the Form 10-K for fiscal 2024 and fiscal 2025 Form 8-Ks and 10-Q on file with the SEC. The factors underlying our forecasts and plans are dynamic and subject to change. As a result, any forecasts or forward-looking statements speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We disclaim any obligation to update or revise these forward-looking statements.

About Ross Stores, Inc.
Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2024 revenues of $21.1 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,873 locations in 44 states, the District of Columbia, Guam, and Puerto Rico. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 360 dd’s DISCOUNTS® stores in 22 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
($000, except stores and per share data, unaudited)	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024

Sales	$5,529,152	$5,287,519	$10,514,123	$10,145,586

Costs and Expenses
Cost of goods sold	4,002,167	3,791,929	7,583,533	7,282,601
Selling, general and administrative	888,711	836,357	1,685,846	1,612,639

Operating income	638,274	659,233	1,244,744	1,250,346

Interest income, net	(32,346)	(43,350)	(66,755)	(89,300)
Earnings before taxes	670,620	702,583	1,311,499	1,339,646
Provision for taxes on earnings	162,625	175,435	324,255	324,508
Net earnings	$507,995	$527,148	$987,244	$1,015,138

Earnings per share
Basic	$1.57	$1.60	$3.05	$3.07
Diluted	$1.56	$1.59	$3.03	$3.05

Weighted-average shares outstanding (000)
Basic	323,000	329,392	323,938	330,325
Diluted	324,796	331,511	325,909	332,620

Store count at end of period	2,233	2,148	2,233	2,148

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	August 2, 2025	August 3, 2024
Assets

Current Assets
Cash and cash equivalents	$3,847,016	$4,668,137
Accounts receivable	210,520	181,918
Merchandise inventory	2,608,485	2,490,558
Prepaid expenses and other	259,815	254,370
Total current assets	6,925,836	7,594,983

Property and equipment, net	3,906,340	3,583,535
Operating lease assets	3,374,582	3,234,180
Other long-term assets	288,761	265,323
Total assets	$14,495,519	$14,678,021

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,205,613	$2,217,227
Accrued expenses and other	655,218	639,703
Current operating lease liabilities	716,162	691,036
Accrued payroll and benefits	315,893	353,980
Income taxes payable	—	23,266
Current portion of long-term debt	499,122	949,028
Total current liabilities	4,392,008	4,874,240

Long-term debt	1,017,218	1,513,826
Non-current operating lease liabilities	2,835,481	2,710,239
Other long-term liabilities	279,258	254,487
Deferred income taxes	238,985	194,697

Commitments and contingencies

Stockholders’ Equity	5,732,569	5,130,532
Total liabilities and stockholders’ equity	$14,495,519	$14,678,021

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
($000, unaudited)	August 2, 2025	August 3, 2024
Cash Flows From Operating Activities
Net earnings	$987,244	$1,015,138
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	242,337	217,781
Stock-based compensation	83,239	78,468
Deferred income taxes	51,945	(1,541)
Change in assets and liabilities:
Merchandise inventory	(163,972)	(298,338)
Other current assets	(92,049)	(81,363)
Accounts payable	101,937	271,582
Other current liabilities	(83,135)	(197,585)
Income taxes	(54,139)	(46,708)
Operating lease assets and liabilities, net	4,301	6,962
Other long-term, net	369	(3,354)
Net cash provided by operating activities	1,078,077	961,042

Cash Flows From Investing Activities
Additions to property and equipment	(409,105)	(333,735)
Net cash used in investing activities	(409,105)	(333,735)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	12,380	12,418
Treasury stock purchased	(64,420)	(71,728)
Repurchase of common stock	(525,021)	(524,979)
Excise tax paid on repurchase of common stock	(9,443)	—
Dividends paid	(265,637)	(245,751)
Payment of long-term debt	(700,000)	—
Net cash used in financing activities	(1,552,141)	(830,040)

Net decrease in cash, cash equivalents, and restricted cash and cash equivalents	(883,169)	(202,733)

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,796,462	4,935,441
End of period	$3,913,293	$4,732,708

Reconciliations:
Cash and cash equivalents	$3,847,016	$4,668,137
Restricted cash and cash equivalents included in prepaid expenses and other	17,232	14,851
Restricted cash and cash equivalents included in other long-term assets	49,045	49,720
Total cash, cash equivalents, and restricted cash and cash equivalents:	$3,913,293	$4,732,708

Supplemental Cash Flow Disclosures
Interest paid	$35,939	$40,158
Income taxes paid, net	$326,449	$372,756